Exhibit 23-2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 17, 2015 appearing in the Annual Report on Form 11-K of the Procter & Gamble Holding France S.A.S. Group Profit Sharing, Incentive and Employer Contribution Plan (France) for the year ended June 30, 2015.

/s/ Deloitte & Associés

Neuilly-sur-Seine, France
December 9, 2015